EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members
ADA-ES, Inc.
NexGen Refined Coal, LLC
GSFS Investments I Corp; and

The Board of Managers
Tinuum Group, LLC:

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statements Nos. 333-143004, 333-144820, 333-159715, 333-164792, 333-184772 and 333-189351 on Form S-8 of our report dated March 15, 2019 with respect to the balance sheets of Tinuum Group, LLC as of December 31, 2018 and 2017, and the related statements of operations, members' equity, and cash flows for each of the years in the two-year period ended December 31, 2018, attached to this Annual Report on the Form 10-K of Advanced Emissions Solutions, Inc., dated March 18, 2019.

/s/ Moss Adams LLP

Denver, Colorado
March 18, 2019